Exhibit

10.23 Letter of Consulting Agreement with John R. Geisel to serve as Acting Chief Executive Officer beginning January 16, 2003 (12)

                              [LOGO] MAGNA-LAB INC.

                        6800 Jericho Turnpike, Suite 120W
                                Syosset, NY 11791
                                  516 393 5874
                               516 393 5819 (fax)

John R. Geisel
10 Depot Road
Boxford, MA 01921

Dear John:

This letter will outline the arrangements for you to provide consulting services to Magna-Lab Inc. (the "Company").

Commencing on January 16, 2003, you will serve as a consultant to the Company taking your direction from the Board of Directors or their designee and your role will be "Acting Chief Executive Officer". In such role you will be expected to provide such functions and duties as are needed in order to assist the Board in: (a) raising new capital or a strategic transaction for the Company, (b) preserving the assets of the Company including intellectual and other intangible property, (c) managing the liabilities of the Company and (e) assistance in either restarting the Company's activities or winding them down, depending on the outcome of the Company's efforts.

You will be compensated at the rate of $600 per day. Fractional days shall be billed at an appropriate fraction of the full day rate. You will be paid based upon invoices that you shall submit monthly. You will be paid within 10 days of the end of the month. Since you are to take your direction from the Board, you need to have close and continuous contact regarding your planned activities and charges.

You will be operating as an independent contractor to, and not an employee of, the Company and you are free to work on other situations when you are not working for the Company or to seek other employment so long as neither conflicts with your responsibilities to the Company for confidentiality or otherwise. In that regard, you acknowledge that you continue to be bound by a duty to confidentiality that continues beyond the term of your employment agreement with the Company, which was terminated on January 15, 2003, and that you will not compete with the Company in an endeavor involving "development, manufacture or sale of MRI receiving coils for use in cardiac imaging" so long as you are acting as a consultant pursuant to the term of this letter. With respect to any employment commencing after the termination of your consulting arrangement, the Company has agreed to waive the non-competition provisions set forth in Section 4 of the Employment Agreement between you and the Company dated as of January 1, 2001.

Should the Company's efforts to raise additional capital or secure a strategic relationship be successful, you would be eligible to participate in a pool of incentive compensation, if such a pool is possible given the parameters of such transaction. If available, your participation in any such pool and the amount to which you would be entitled would be in the sole discretion of the Board of Directors, taking into account your efforts in (a) originating and/or (b) closing such transaction and the availability of funds. Such incentive compensation is by no means assured and may not be likely.

You are currently subject to an agreement in which the Company agrees to indemnify you in certain matters and such obligation of the Company shall continue in effect and shall cover acts under this agreement. You are vested in options to purchase 1,950,000 shares of Company stock that would require exercise within 90 days of termination of your employment. So long as you are providing services under this agreement, the Company agrees to postpone the start of the 90 day period to exercise your vested options.

You may terminate this agreement, at any time, upon thirty (30) days notice to the Company.

This agreement shall be governed by the laws of New York (without reference to its conflict of laws rules).

If this reflects our understanding, please sign below.

Sincerely,

MAGNA-LAB INC.


/s/ Daniel M. Mulvena
----------------------------
Daniel M. Mulvena
Chairman of the Board

Agreed and accepted:


/s/ John R. Geisel
----------------------------
John R. Geisel

Dated as of January 15, 2003